Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst
investorrelations@axiscapital.com	michael.herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS THIRD QUARTER NET INCOME AVAILABLE TO COMMON SHAREHOLDERS OF $177 MILLION, OR $1.96 PER DILUTED COMMON SHARE

For the third quarter of 2016, the Company reports:

•	Operating income[1] of $161 million, or $1.78 per diluted common share

•	Annualized return on average common equity of 13.2%

•	Annualized operating return on average common equity of 12.0%

•	Growth in the quarter and over the last twelve months in diluted book value per common share of 4% and 11%, respectively, to $59.77

Pembroke, Bermuda, October 26, 2016 - AXIS Capital Holdings Limited (“AXIS Capital” or "the Company") (NYSE: AXS) today reported net income available to common shareholders for the third quarter of 2016 of $177 million, or $1.96 per diluted common share, compared with $248 million, or $2.50 per diluted common share, for the third quarter of 2015. Net income available to common shareholders for the nine months ended September 30, 2016, was $335 million, or $3.61 per diluted common share, compared with $467 million, or $4.65 per diluted common share, for the corresponding period of 2015. The net income available to common shareholders for the three and nine month periods ended September 30, 2015 included $280 million of termination fees received following the termination of the amalgamation agreement with PartnerRe Ltd. as well as reorganization and related expenses of $46 million.

1 Operating income and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating income for the third quarter of 2016 was $161 million, or $1.78 per diluted common share, compared to $51 million, or $0.51 per diluted common share, for the third quarter of 2015. For the nine months ended September 30, 2016, AXIS Capital reported operating income of $309 million, or $3.34 per diluted common share, compared with $281 million, or $2.79 per diluted common share, for the first nine months of 2015.

Commenting on the third quarter 2016 financial results, Albert Benchimol, President and CEO of AXIS Capital, said:

"We are pleased to report continued improvements in our operations and results, culminating in quarterly operating earnings of $1.78 per diluted share and book value per diluted share of $59.77. This represents growth in diluted book value per share, adjusted for dividends, of 4% in the quarter and 14% over the last twelve months.

"Our results speak to optimizations we’ve made across our businesses to build a more resilient portfolio. All three of our businesses -- AXIS Insurance, AXIS Re and AXIS Accident & Health -- delivered improved year-over-year results, and ongoing positive performance indicators reaffirm we are on a strong path forward and focused on delivering consistent, attractive returns to our shareholders.

"We continue to take tangible actions to position AXIS for accelerated growth in a transformed insurance marketplace, and are seeing attractive opportunities, notwithstanding a challenging environment. Our efforts to further strengthen AXIS' position as a leading specialty insurer and reinsurer were highlighted by the successful launch of Harrington Re with The Blackstone Group this past July, our continued expansion in international markets, and the investments we are making in our marketing and client services.”

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Third Quarter Highlights2

•	Gross premiums written increased 2% (3% on a constant currency basis3) to $1.0 billion, with growth in our insurance segment of 11%, partially offset by a decrease in our reinsurance segment of 14%;

•	Net premiums written decreased 12% (11% on a constant currency basis3) to $595 million, impacted by a new retrocessional cover entered into with Harrington Re Ltd.;

•	Net premiums earned increased by 2% (4% on a constant currency basis3) to $934 million;

•	Combined ratio of 92.6%, compared to 96.6%;

•	Current accident year loss ratio of 65.1%, compared to 65.9%;

•	Estimated catastrophe and weather-related pre-tax net losses of $22 million, compared to $43 million;

•	Net favorable prior year reserve development of $76 million (benefiting the combined ratio by 8.1 points), compared to $45 million (benefiting the combined ratio by 4.9 points);

•	Net investment income of $117 million, compared to $46 million;

•	Fee income from strategic capital partners[4] of $8 million for the quarter and $15 million year-to-date;

•
Pre-tax total return on cash and investments[5] of 1.1%, including and excluding foreign exchange movements. The comparable prior period pre-tax total return was (0.3%) including (or (0.1%) excluding) foreign exchange movements;

•
Net income available to common shareholders of $177 million and annualized return on average common equity of 13.2%, compared to $248 million and 18.8%, respectively. The third quarter of 2015 included $280 million of termination fees received following the termination of the amalgamation agreement with PartnerRe Ltd. as well as reorganization and related expenses of $46 million;

•	Operating income of $161 million, representing an annualized operating return on average common equity of 12.0%, compared to $51 million and 3.9%;

•	Net cash flows from operations of $203 million, compared to $587 million;

•	Diluted book value per common share of $59.77, an increase of 4% compared to the prior quarter, and an 11% increase over the last 12 months;

•	Dividends declared of $0.35 per common share, with the total common dividends declared of $1.40 per share over the past twelve months;

•	Growth in diluted book value per common share adjusted for dividends of $2.50, or 4%, per common share for the quarter and $7.49, or 14%, per common share over the past twelve months; and

•	Shares repurchased during the quarter totaling $126 million.
2 All comparisons are with the same period of the prior year, unless otherwise stated.
3Amounts presented on a constant currency basis are “non-GAAP financial measures” as defined in Regulation G. The constant currency basis is calculated by applying the average foreign exchange rate from the current year to prior year amounts.
4 Our financial supplement provides new disclosure relating to fees and premiums ceded to strategic capital partners (see page 8 of the financial supplement).
5Pre-tax total return on cash and investments includes net investment income, net realized investment gains (losses), interest in income (loss) of equity method investments and the change in unrealized gains (losses) generated by our average cash and investment balances. Total cash and invested assets represents the total cash, available for sale investments, mortgage loans, other investments, equity method investments, short-term investments, accrued interest receivable and net receivable (payable) for investments sold (purchased).

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $675 million in the quarter ended September 30, 2016, an increase of 11% (12% on a constant currency basis), compared to gross premiums written of $607 million in the third quarter of 2015. The increase in premiums written was largely driven by new business in our accident and health and property lines.

For the nine months ended September 30, 2016, gross premiums written were $2.1 billion, up $142 million or 7% (8% on a constant currency basis) compared to the same period in 2015. Increased premiums written were reported in our accident and health and property lines, primarily driven by new business. These increases were partially offset by a decrease in our marine lines, as well as the impact of our exit from retail insurance operations in Australia last year. The decrease in our marine lines was driven by reduced business opportunities, lower rates and timing differences.

Net premiums written were up 14% (15% on a constant currency basis) in the third quarter of 2016, compared to the same period in 2015, driven by the growth in premiums written and a decrease in the ceded ratio. The decrease in the ceded ratio in the quarter was driven by changes in our accident and health line, partially offset by increased premiums ceded in our liability and professional lines. On a year-to-date basis, net premiums written were up 6% (7% on a constant currency basis) compared to the same period in 2015 driven by the growth in premiums written, partially offset by an increase in the ceded ratio. The ceded ratio increased due to increased premiums ceded in our professional lines, partially offset by a reduction in our accident and health reinsurance program.

Net premiums earned in the third quarter of 2016 were comparable (up 2% on a constant currency basis) to the third quarter of 2015, driven by growth in premiums written in recent periods, primarily in our accident and health lines, offset by an increase in our professional lines' ceded reinsurance programs. Net premiums earned were down 2% (comparable on a constant currency basis) for the first nine months of 2016 compared to the same period in 2015, largely driven by an increase in our professional lines' ceded reinsurance programs, decreased business written in our marine lines, and the impact of our exit from retail insurance operations in Australia, partially offset by growth in premiums written in recent periods, primarily in our accident and health lines.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Our insurance segment reported underwriting income of $25 million for the current quarter, compared to income of $7 million in the third quarter of 2015. The current quarter’s underwriting results reflected a combined ratio of 94.4%, compared to 98.6% in the same period in 2015. The segment’s current accident year loss ratio was largely consistent with the same quarter in the prior year with the exception of a higher loss ratio in our accident and health line due to changes in business mix which, was partially offset by a related benefit in the acquisition cost ratio for this line of business. Elsewhere in Insurance, the adverse impact of rate and trend was offset by a lower level of catastrophe and weather-related losses together with a decrease in the mid-size loss experience particularly in our marine and property lines. During the third quarter of 2016, we incurred $15 million, or 3.3 points of catastrophe and weather-related pre-tax losses, compared to $19 million, or 4.3 points of catastrophe and weather-related losses incurred in the same period in 2015.

Net favorable prior year loss reserve development was $21 million, or 4.7 points, this quarter compared to $2 million, or 0.6 points, in the third quarter of 2015.

The segment's acquisition cost ratio decreased from 15.5% to 13.9%, primarily due to increased ceding commissions on our professional lines' ceded reinsurance programs and a lower acquisition cost ratio in our accident and health line resulting from a shift in business mix.

For the nine months ended September 30, 2016, we recognized underwriting income of $31 million, compared with underwriting income of $16 million for the same period in 2015. The increase was principally driven by an increase in net favorable prior year development, a decrease in the acquisition cost ratio, and lower general and administrative expenses, partially offset by higher catastrophe and weather-related losses compared to the same period in 2015.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $285 million in the third quarter of 2016, down $45 million, or 14% (13% on a constant currency basis), compared to gross premiums written of $330 million in the third quarter of 2015. The decrease was primarily driven by our professional and liability lines where the restructuring of several large quota share treaties affected the timing of premium recognition.

For the nine months ended September 30, 2016, gross premiums written were $2.1 billion, up $293 million, or 16% (19% on a constant currency basis), from the comparative period in 2015. The increase was impacted by the level of premiums written on a multi-year basis during 2016 compared to 2015, most notably in our credit & surety and liability lines. Partially offsetting this increase was the impact of foreign exchange movements as the strengthening of the U.S. dollar drove comparative premium decreases in treaties denominated in foreign currencies in the first quarter. After adjusting for the impact of these multi-year contracts and foreign exchange movements, our gross premiums written increased by $204 million, or 11%. The growth was driven by increases in our liability, marine and other, catastrophe, professional as well as our credit and surety lines primarily driven by new business. Favorable treaty restructurings and timing differences also contributed to the increased premiums written in our liability and professional lines. These increases were partially offset by a decrease in our property lines, primarily relating to non-renewals and decreases in line sizes on several treaties.

Net premiums written were down 45% (44% on a constant currency basis) in the third quarter of 2016 compared to the same period in 2015, reflecting the decrease in gross premiums written in the quarter, as well as the impact of a new retrocessional cover entered into with Harrington Re Ltd., which increased premiums ceded in our liability and professional lines. On a year-to-date basis, net premiums written were up 7% (10% on a constant currency basis) compared to 2015, reflecting the increase in gross premiums written, partially offset by the new retrocession to Harrington Re Ltd., as well as an increase in premiums ceded in our catastrophe and property lines.

Net premiums earned increased by 3% (7% on a constant currency basis) in both the three and nine months ended September 30, 2016, compared to the same periods in 2015. The increase for both periods was largely driven by strong premium growth in our liability, marine and other, as well as our catastrophe

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

lines in recent periods together with favorable premium adjustments impacting our credit and surety lines. The growth for both periods was partially offset by increased premiums ceded in our catastrophe and property lines, as well as the impact on our liability and professional lines of the new retrocession to Harrington Re Ltd.

Our reinsurance segment reported underwriting income of $79 million for the current quarter, compared to $49 million in the third quarter of 2015. The segment’s combined ratio decreased to 85.1% for the current quarter, compared to 89.7% in the third quarter of 2015. This included a decrease in the current accident year loss ratio from 67.4% in the third quarter of 2015 to 64.2% this quarter, principally due to the lower level of catastrophe and weather-related losses. During the third quarter of 2016 we incurred pre-tax catastrophe and weather-related losses, net of reinstatement premiums, of $7 million, or 1.5 points, primarily attributable to weather-related events, compared to $24 million, or 5.1 points, during the same period in 2015. After adjusting for the catastrophe and weather-related losses, the segment's current accident year loss ratio increased by 0.4% points, compared to the same period in 2015 due to the ongoing adverse impact of rate and trend.

Net favorable prior year reserve development was $55 million, or 11.3 points, this quarter compared to $43 million, or 9.0 points, in the third quarter of 2015.

Our reinsurance underwriting income for the three months ended September 30, 2016, included other insurance related income of $6 million related to fees from strategic capital partners and favorable fair value adjustments to economic hedges purchased to protect our agriculture line of business against fluctuations in commodity prices.

The segment's acquisition cost ratio increased in the current quarter, compared to the third quarter of 2015, from 23.9% to 26.1%, primarily due to the impact of retrocessional contracts, an increase in the amount of business being written on a proportional basis together with higher acquisitions costs associated with certain lines of business. In addition, the 2015 ratio included the benefits of fees from Strategic Capital Partners which are now included in other income or offset against general and administrative expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The segment's general and administrative expenses also decreased in the current quarter compared to the third quarter of 2015, reflecting lower personnel expenses and benefits of strategic capital partner arrangements, mentioned above.

For the nine months ended September 30, 2016, we recognized underwriting income of $182 million compared to $198 million for the same period of 2015. The decrease was largely due to an increase in the acquisition cost ratio, higher losses associated with catastrophe and weather-related events, partially offset by an increase in net favorable prior year loss reserve development compared to the same period in 2015.

Investments

Net investment income of $117 million for the quarter represents a $25 million increase from the second quarter of 2016, and a $71 million increase from the third quarter of 2015, with the variances primarily driven by changes in the fair value of our alternative investments ("other investments"). These investments generated a gain of $38 million in the current quarter, compared to $14 million in the second quarter of 2016 and a loss of $27 million in the third quarter of 2015.

Net realized investment gains for the quarter were $5 million, compared to net realized investment gains of $21 million last quarter and net realized investment losses of $70 million in the third quarter of 2015.

Capitalization / Shareholders’ Equity

Our total capital6 at September 30, 2016 was $7.0 billion, including $1.0 billion of senior notes and $625 million of preferred equity, and was comparable to $6.9 billion at December 31, 2015. Total capital increased primarily due to net income generated in the first nine months of 2016 and an increase in unrealized investment gains reported in other comprehensive income, following an increase in the market value of our fixed income investment portfolio in the nine months ended September 30, 2016. These increases were partially offset by the repurchase of $389 million of our common shares during the first nine months of 2016.

At October 26, 2016, the Company had $375 million of remaining authorization under our Board-authorized share repurchase program for common share repurchases through December 31, 2016.

6 Total capital represents the sum of total shareholders' equity and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Diluted book value per common share, calculated on a treasury stock basis, increased by $2.15 in the current quarter and by $6.09 over the past twelve months, to $59.77. The quarterly and twelve month increases were primarily driven by our net income generated and the increase in unrealized investment gains reported in other comprehensive income in each of these periods.

During the second quarter of 2016, the Company declared common dividends of $0.35 per share, with total common dividends declared of $1.40 per share over the past twelve months. Combined, the growth in diluted book value per common share adjusted for dividends was $2.50, or 4%, per common share for the quarter and $7.49, or 14%, per common share over the past twelve months.

Conference Call

We will host a conference call on Thursday, October 27, 2016, at 10:00 AM (Eastern) to discuss the third quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the passcode 4695323. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the passcode 10092851. The webcast will be archived in the Investor Information section of the Company’s website.

In addition, a financial supplement relating to our financial results for the quarter ended September 30, 2016 is available in the Investor Information section of our website. The financial supplement provides new disclosure relating to fees and premiums ceded to strategic capital partners.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2016 of $6.0 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/23I7uaE

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2016 (UNAUDITED) AND DECEMBER 31, 2015

	2016	2015

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,566,860	$11,719,749
Equity securities, available for sale, at fair value	644,344	597,998
Mortgage loans, held for investment, at amortized cost and fair value	332,753	206,277
Other investments, at fair value	847,262	816,756
Equity method investments	111,295	10,932
Short-term investments, at amortized cost and fair value	39,877	34,406
Total investments	13,542,391	13,386,118
Cash and cash equivalents	848,200	988,133
Restricted cash and cash equivalents	229,063	186,618
Accrued interest receivable	71,096	73,729
Insurance and reinsurance premium balances receivable	2,694,976	1,967,535
Reinsurance recoverable on unpaid and paid losses	2,336,741	2,096,104
Deferred acquisition costs	545,618	471,782
Prepaid reinsurance premiums	582,551	396,201
Receivable for investments sold	2,285	26,478
Goodwill and intangible assets	85,501	86,858
Other assets	283,969	302,335
Total assets	$21,222,391	$19,981,891

Liabilities
Reserve for losses and loss expenses	$9,874,807	$9,646,285
Unearned premiums	3,453,655	2,760,889
Insurance and reinsurance balances payable	461,519	356,417
Senior notes	992,633	991,825
Payable for investments purchased	141,245	9,356
Other liabilities	272,874	350,237
Total liabilities	15,196,733	14,115,009

Shareholders' equity
Preferred shares	625,000	627,843
Common shares	2,206	2,202
Additional paid-in capital	2,307,866	2,241,388
Accumulated other comprehensive income (loss)	98,505	(188,465)
Retained earnings	6,430,573	6,194,353
Treasury shares, at cost	(3,438,492)	(3,010,439)
Total shareholders' equity	6,025,658	5,866,882

Total liabilities and shareholders' equity	$21,222,391	$19,981,891

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

	Three months ended		Nine months ended
	2016	2015	2016	2015

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$934,415	$919,341	$2,783,746	$2,764,605
Net investment income	116,923	45,685	257,818	226,336
Net realized investment gains (losses)	5,205	(69,957)	(40,295)	(123,618)
Other insurance related income	5,944	1,158	4,850	12,319
Termination fee received	—	280,000	—	280,000
Total revenues	1,062,487	1,176,227	3,006,119	3,159,642

Expenses
Net losses and loss expenses	532,328	560,387	1,663,584	1,652,868
Acquisition costs	189,810	182,744	559,570	537,549
General and administrative expenses	142,906	144,727	439,554	456,451
Foreign exchange gains	(13,795)	(28,088)	(69,781)	(69,200)
Interest expense and financing costs	12,839	12,918	38,586	38,114
Reorganization and related expenses	—	45,867	—	45,867
Total expenses	864,088	918,555	2,631,513	2,661,649

Income before income taxes and interest in income (loss) of equity method investments	198,399	257,672	374,606	497,993
Income tax expense	9,352	30	7,712	1,155
Interest in loss of equity method investments	(2,434)	—	(2,434)	—
Net income	186,613	257,642	364,460	496,838
Preferred shares dividends	9,969	10,022	29,906	30,066
Net income available to common shareholders	$176,644	$247,620	$334,554	$466,772

Per share data
Net income per common share:
Basic net income	$1.97	$2.52	$3.64	$4.69
Diluted net income	$1.96	$2.50	$3.61	$4.65
Weighted average number of common shares outstanding - basic	89,621	98,226	91,852	99,464
Weighted average number of common shares outstanding - diluted	90,351	99,124	92,579	100,468
Cash dividends declared per common share	$0.35	$0.29	$1.05	$0.87

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

	2016			2015
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$675,430	$284,532	$959,962	$606,704	$329,879	$936,583
Net premiums written	433,131	162,300	595,431	381,118	296,099	677,217
Net premiums earned	444,691	489,724	934,415	444,550	474,791	919,341
Other insurance related income	39	5,905	5,944	542	616	1,158
Net losses and loss expenses	(273,226)	(259,102)	(532,328)	(283,272)	(277,115)	(560,387)
Acquisition costs	(61,755)	(128,055)	(189,810)	(69,118)	(113,626)	(182,744)
Underwriting-related general and
administrative expenses(7)	(84,588)	(29,635)	(114,223)	(85,814)	(35,309)	(121,123)
Underwriting income (7)	$25,161	$78,837	103,998	$6,888	$49,357	56,245

Corporate expenses			(28,683)			(23,604)
Net investment income			116,923			45,685
Net realized investment gains (losses)			5,205			(69,957)
Foreign exchange gains			13,795			28,088
Interest expense and financing costs			(12,839)			(12,918)
Termination fee received			—			280,000
Reorganization and related expenses			—			(45,867)
Income before income taxes and interest in income (loss) of equity method investments			$198,399			$257,672

Net loss and loss expense ratio	61.4%	52.9%	57.0%	63.7%	58.4%	61.0%
Acquisition cost ratio	13.9%	26.1%	20.3%	15.5%	23.9%	19.9%
General and administrative
expense ratio	19.1%	6.1%	15.3%	19.4%	7.4%	15.7%
Combined ratio	94.4%	85.1%	92.6%	98.6%	89.7%	96.6%

[7]
Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before income taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

	2016			2015
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$2,112,796	$2,126,762	$4,239,558	$1,970,554	$1,833,374	$3,803,928
Net premiums written	1,433,058	1,855,529	3,288,587	1,352,122	1,727,185	3,079,307
Net premiums earned	1,322,649	1,461,097	2,783,746	1,344,339	1,420,266	2,764,605
Other insurance related income (loss)	(57)	4,907	4,850	811	11,508	12,319
Net losses and loss expenses	(853,771)	(809,813)	(1,663,584)	(866,580)	(786,288)	(1,652,868)
Acquisition costs	(184,982)	(374,588)	(559,570)	(200,493)	(337,056)	(537,549)
Underwriting-related general and
administrative expenses	(252,652)	(99,980)	(352,632)	(261,924)	(110,701)	(372,625)
Underwriting income	$31,187	$181,623	212,810	$16,153	$197,729	213,882

Corporate expenses			(86,922)			(83,826)
Net investment income			257,818			226,336
Net realized investment losses			(40,295)			(123,618)
Foreign exchange gains			69,781			69,200
Interest expense and financing costs			(38,586)			(38,114)
Termination fee received			—			280,000
Reorganization and related expenses			—			(45,867)
Income before income taxes and interest in income (loss) of equity method investments			$374,606			$497,993

Net loss and loss expense ratio	64.6%	55.4%	59.8%	64.5%	55.4%	59.8%
Acquisition cost ratio	14.0%	25.6%	20.1%	14.9%	23.7%	19.4%
General and administrative
expense ratio	19.0%	6.9%	15.8%	19.5%	7.8%	16.5%
Combined ratio	97.6%	87.9%	95.7%	98.9%	86.9%	95.7%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

	Three months ended		Nine months ended
	2016	2015	2016	2015

	(in thousands, except per share amounts)

Net income available to common shareholders	$176,644	$247,620	$334,554	$466,772
Net realized investment (gains) losses, net of tax(8)	(2,726)	67,897	42,667	119,442
Foreign exchange gains, net of tax(9)	(13,229)	(27,410)	(67,771)	(68,456)
Termination fee received(10)	—	(280,000)	—	(280,000)
Reorganization and related expenses, net of tax(11)	—	42,924	—	42,924
Operating income	$160,689	$51,031	$309,450	$280,682

Earnings per common share - diluted	$1.96	$2.50	$3.61	$4.65
Net realized investment (gains) losses, net of tax	(0.03)	0.68	0.46	1.19
Foreign exchange gains, net of tax	(0.15)	(0.28)	(0.73)	(0.69)
Termination fee received	—	(2.82)	—	(2.79)
Reorganization and related expenses, net of tax	—	0.43	—	0.43
Operating income per common share - diluted	$1.78	$0.51	$3.34	$2.79

Weighted average common shares and common share equivalents - diluted	90,351	99,124	92,579	100,468

Average common shareholders' equity	$5,369,921	$5,259,619	$5,319,849	$5,195,901

Annualized return on average common equity	13.2%	18.8%	8.4%	12.0%

Annualized operating return on average common equity	12.0%	3.9%	7.8%	7.2%

8Tax cost (benefit) of $2,479 and ($2,060) for the three months ended September 30, 2016 and 2015, respectively, and $2,372 and ($4,176) for the nine months ended September 30, 2016 and 2015, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
9Tax cost of $566 and $678 for the three months ended September 30, 2016 and 2015, respectively, and $2,010 and $744 for the nine months ended September 30, 2016 and 2015, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
10Tax impact is nil.
11Tax benefit of nil and $2,943 for the three months ended September 30, 2016 and 2015, respectively, and nil and $2,943 for the nine months ended September 30, 2016 and 2015, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, reflecting the jurisdictional apportionment and related tax treatment of the individual components of the reorganization and related expenses.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $142,906 and $144,727 for the three months ended September 30, 2016 and 2015, respectively, and $439,554 and $456,451 for the nine months ended September 30, 2016 and 2015, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business including the United Kingdom’s expected withdrawal from the European Union (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income, consolidated underwriting income, underwriting-related general and administrative expenses and amounts presented on a constant currency basis, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses), foreign exchange losses (gains), termination fee received and reorganization and related expenses. We also present diluted operating income per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of operating income, diluted operating earnings per share and operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this press release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses. The two components of total general and administrative expenses are separately presented in the 'Consolidated Segmental Data' section of this press release.

Amounts presented on a constant currency basis are calculated by applying the average foreign exchange rate from the current year to the prior year amounts.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

includes the presentation of “operating income” (in total and on a per share basis), “annualized operating ROACE” (which is based on the “operating income” measure) and "consolidated underwriting income", which incorporates "underwriting-related general and administrative expenses".

Operating Income

Although the investment of premiums to generate income and realized investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

The termination fee received represents the break-up fee paid by PartnerRe Ltd. following the cancellation of the amalgamation agreement with AXIS Capital and is not indicative of future revenues of the Company.

Reorganization and related expenses are primarily driven by business decisions, the nature and timing of which are unrelated to the underwriting process and which are not representative of underlying business performance.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses), foreign exchange losses (gains), termination fee received and reorganization and related expenses to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses), foreign exchange losses (gains), termination fee received and reorganization and related expenses reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide insurance and reinsurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange losses (gains) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate losses (gains) on our investment portfolio generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The termination fee received represents the break-up fee received on the cancellation of the amalgamation agreement between PartnerRe Ltd. and AXIS Capital and should be excluded from consolidated underwriting income since it is not related to underwriting operations.

Reorganization and related expenses are driven by business decisions, the nature and timing of which are unrelated to the underwriting process and for this reason they are excluded from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com